Exhibit 99.1

Investors and Shareholders:

Geoff Ribar

SiRF Technology Holdings, Inc.

(408) 392-8342

gribar@sirf.com

FOR IMMEDIATE RELEASE

SiRF Technology Holdings Inc. Files Form 10-Q for First Quarter 2006

SAN JOSE, Calif.— May 9, 2006 — SiRF Technology Holdings, Inc. (NASDAQ: SIRF), a leading provider of GPS-enabled silicon and premium software location platforms, today filed its Form 10-Q for the first quarter of 2006. In conjunction with such filing, SiRF announced an adjustment of approximately $570,000 to its provision for income taxes for the first quarter of fiscal 2006.

In a prior announcement on April 25, 2006, a $937,000 provision for income taxes for the first quarter of fiscal 2006 was reported. An adjustment has been made to this expense to reflect an additional $570,000 as a result of certain new tax accounting requirements specified under SFAS No. 123R, resulting in $1.5 million of total provision for income taxes for the first quarter of fiscal 2006. The effect of this adjustment increases net loss for the first quarter of fiscal 2006 to $11.0 million or $0.20 per diluted share based on 55.8 million weighted average shares outstanding. This adjustment represents an increase of $0.01 to the previously reported diluted loss per share of $0.19. The Company notes that the adjustment does not impact its actual tax payments or cash.

SiRF uses PricewaterhouseCoopers LLP (“PWC”) to assist, review and prepare its income tax provision. PWC prepared and SiRF reviewed the income tax provision previously announced. PWC and SiRF discovered the need for an adjustment during their final review of SiRF’s Form 10-Q for the first quarter of fiscal 2006, which was filed today.

About SiRF Technology Holdings, Inc.:

SiRF Technology Holdings, Inc. develops and markets semiconductor and premium software products that are designed to enable location-awareness utilizing GPS and other location technologies in high-volume mobile consumer devices and commercial applications. SiRF’s technology has been integrated into mobile consumer devices, such as automobile navigation systems, mobile phones, PDAs, GPS-based peripherals and handheld GPS navigation devices, and into commercial applications, such as asset tracking devices and fleet management systems. SiRF markets and sells its products in four target platforms: automotive, consumer electronics, mobile computing, and wireless devices. Founded in 1995, SiRF is headquartered in San Jose, Calif., and has sales offices, design centers and research facilities around the world. The company trades on the Nasdaq Stock Exchange under the symbol SIRF. Additional information about SiRF and its Location Technology solutions can be found at www.sirf.com.

FORWARD-LOOKING STATEMENTS:

Except for the historical information contained herein, the matters set forth in this press release, including but not limited to, statements regarding our financial results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “to,” “being,” “possible,” “may,” “address,” “designed to,” “provide,” “anticipate,” “believe,” “expect,” “plan,” “will,” and similar expressions are intended to identify forward looking statements. These statements are not guarantees of future performance and reported results should not be considered as an indication of future performance. SiRF’s actual results could differ materially from those discussed in these forward-looking statements as a result of risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and from time to time in SiRF’s SEC reports. These forward looking statements speak only as of the date hereof. We do not undertake any obligation to update forward-looking statements.